Exhibit 99.1
Mariner Energy Reports Fourth Quarter
and Full Year 2006 Financial Results
Houston, TX — March 28, 2007, Mariner Energy, Inc. (NYSE: ME) today announced full year 2006 results, highlights of which are as follows:
•	Net income up 200%

•	Cash from operations increases 231%

•	Net production increases 177%

•	Estimated proved reserves up 112%

•	Reserve replacement rate — 569%, including effects of acquisitions and dispositions, and 199%, excluding effect of the Forest acquisition
Mariner reported net income of $121.5 million, or $1.58 per share (fully diluted). This represents a 200% increase over net income of $40.5 million, or $1.20 per share (fully diluted) reported in 2005. Cash from operations was $497 million for the year 2006, up 231% from 2005. For the fourth quarter 2006, Mariner reported net income of $43.2 million compared to $4.9 million for the fourth quarter 2005. Earnings per share (fully diluted) for the fourth quarter 2006 was $0.50 compared to $0.14 per share (fully diluted) in the fourth quarter 2005. Comparability of Mariner’s fourth quarter and full year 2006 financial results was affected significantly by Mariner’s March 2, 2006 acquisition of Forest Oil Corporation’s Gulf of Mexico operations.
As previously reported, Mariner ended 2006 with estimated proved reserves of 716 billion cubic feet equivalents of natural gas (Bcfe), compared to 338 Bcfe at year end 2005. This represents a 112% increase in reserves year-over-year due primarily to the Forest acquisition. Mariner’s year-end reserves were fully engineered by the independent engineering firm of Ryder Scott Company.
NET PRODUCTION AND PRICING
For the full year 2006, Mariner reported net production of 80.5 Bcfe, compared to 29.1 Bcfe for 2005. This represents a 177% increase year-over-year due largely to 10 months of net production contributed from Mariner’s Gulf of Mexico acquisition. Total natural gas net production during 2006 was 56.1 billion cubic feet (Bcf) at an average realized price of $7.37 per million cubic feet (Mcf), compared to 18.4 Bcf for 2005 at an average realized price of $6.66/Mcf. Total oil net production was 4.1 million barrels (Bbls) at an average realized price of $59.70/Bbl, compared to 1.8 million Bbls for the full year 2005 at average realized price of $41.23/Bbl. Average realized prices reflect settlements during the period under Mariner’s hedging program.
For the fourth quarter, Mariner reported net production of 26.0 Bcfe, compared to 6.6 Bcfe for the fourth quarter 2005, an increase of 294%. Total natural gas net production was 16.8 Bcf at an average realized price of $7.64/Mcf, compared to

6.6 Bcf for the fourth quarter 2005 at an average realized price of $7.12/Mcf. Total oil net production was 1.54 million Bbls at an average realized price of $59.91/Bbl, compared to 0.5 million Bbls for the fourth quarter 2005 at an average realized price of $44.50/Bbl.
Commencing with the fourth quarter 2006, Mariner began classifying revenue associated with liquids and plant products as oil revenue instead of natural gas revenue. This reclassification resulted in an increase of $16.1 million in oil revenue during the quarter ($10.48/Bbl), offset by a corresponding decrease in natural gas revenue ($0.95/Mcf).
REVENUES
For the full year 2006, Mariner generated total natural gas revenues of $412.9 million, compared to $122.3 million for full year 2005. Total oil revenues for full year 2006 were $243.3 million, compared to full year 2005 total oil revenues of $73.8 million. Total oil and gas revenues increased 235% to $656.2 million in 2006, compared to total oil and gas revenues of $196.1 million in 2005. This increase was due primarily to Mariner’s Gulf of Mexico acquisition, the recommencement of production that was shut-in after the 2005 hurricane season, and an increase in realized prices (including the effects of hedging) to $8.15/Mcfe in 2006 from $6.74/Mcfe in 2005.
Fourth quarter 2006 total natural gas revenues were $127.9 million, compared to $27.4 million for fourth quarter 2005. Total oil revenues for fourth quarter 2006 were $92.3 million, compared to $20.3 million for the fourth quarter 2005. Total combined oil and gas revenues for fourth quarter 2006 were $220.2 million, compared to $47.6 million for fourth quarter 2005, an increase of 362%.
OPERATING AND GENERAL & ADMINISTRATIVE EXPENSES (ON A PER-UNIT BASIS)
Lease Operating Expenses — Lease operating expenses (“LOE”) for the full year increased 33% to $1.14/Mcfe in 2006 from $0.86/Mcfe in 2005. LOE increased slightly to $1.11/Mcfe in the fourth quarter 2006 from $1.09/Mcfe in fourth quarter 2005. Notwithstanding production growth during the period, LOE increased due in large part to inflation in oilfield service costs, particularly offshore, and increases in power and water disposal costs in West Texas.
Severance and Ad Valorem Taxes — Severance and ad valorem taxes for the full year decreased to $0.11/Mcfe in 2006 from $0.17/Mcfe in 2005. Severance and ad valorem taxes decreased to $0.13/Mcfe in the fourth quarter 2006 from $0.39/Mcfe in fourth quarter 2005. The quarterly and full year decreases were primarily attributable to offshore production volume increases which more than offset an increase in severance taxes associated with increased production from Mariner’s West Texas properties.
General & Administrative Expenses — General and administrative (“G&A”) expenses for the full year decreased to $0.42/Mcfe in 2006 from $1.27/Mcfe in 2005, a decrease of 67%. This decrease is due primarily to stock compensation expense of $10.2 million in 2006 versus $25.7 million in 2005, partially offset by increases in salaries and professional services during 2006. G&A expenses decreased to $0.30/Mcfe in the fourth quarter 2006 from $0.34/Mcfe in the fourth quarter 2005.
CAPITAL EXPENDITURES
Mariner’s capital expenditures for the periods ended December 31, 2006 and December 31, 2005 are summarized below:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Dollars in Millions)		(Dollars in Millions)
Oil and Natural Gas Exploration	$19.0	$37.9	$188.1	$61.5
Oil and Natural Gas Development	94.8	38.7	357.7	121.7
Acquisitions/Dispositions/Other	(28.9)	45.7	54.1	69.5

Total Capital Expenditures	$84.9	$122.3	$599.9	$252.7

RESERVE REPLACEMENT RATE
Mariner’s reserve replacement rates reported above were calculated by dividing total reserve changes for the period by production for the same period. The method Mariner uses to calculate its reserve replacement rate may differ from methods used by other companies to compute similar measures. As a result, its reserve replacement rate may not be comparable to similar measures provided by other companies.

CONFERENCE CALL TO DISCUSS RESULTS
Mariner has scheduled a conference call to review fourth quarter and full year 2006 results on March 29, 2007, at 11:30 a.m. Eastern Time (10:30 a.m. Central Time). To participate in the conference call, callers in the United States and Canada can dial (866) 510-0707. International callers can dial (617) 597-5376. The conference pass code for both numbers is 76978580.
The call will also be broadcast live over the internet and can be accessed through the Investor Relations’ Webcasts and Presentations section of Mariner’s website at http://www.mariner-energy.com.
About Mariner Energy, Inc.
Mariner Energy, Inc. is an independent oil and gas exploration, development and production company headquartered in Houston, Texas, with principal operations in the Gulf of Mexico and West Texas. For more information about Mariner, please visit its website at www.mariner-energy.com.
For further information, contact:
Jaime F. Brito, Director, Investor Relations
ir@mariner-energy.com
(713) 954-5558
IMPORTANT INFORMATON CONCERNING FORWARD-LOOKING STATEMENTS
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Mariner assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future, including our guidance estimates, are forward-looking statements. Our forward-looking statements are generally accompanied by words such as “may”, “will”, “estimate”, “project”, “predict”, “believe”, “expect”, “anticipate”, “potential”, “plan”, “goal”, or other words that convey the uncertainty of future events or outcomes. The forward-looking statements provided in this press release are based on the current belief of Mariner based on currently available information as to the outcome and timing of future events and assumptions that Mariner believes are reasonable. Estimated reserves are related to hydrocarbon prices. Hydrocarbon prices in effect at December 31, 2006 were used in the preparation of the reserve estimates provided above as required by SEC guidelines. Actual future prices may vary significantly from the December 31, 2006 prices. Therefore, volumes of reserves actually recovered may differ significantly from such estimates. Mariner cautions that its forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development, production and sale of oil and natural gas. These risks include, but are not limited to, price volatility or inflation, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and other documents filed by Mariner with the SEC. Any of these factors could cause the actual results and plans of Mariner to differ materially from those in the forward-looking statements. Investors are urged to read the Annual Report on Form 10-K for the year ended December 31, 2005 and other documents filed by Mariner with the SEC. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Mariner.

COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED DECEMBER 31, 2006 AND 2005
MARINER ENERGY, INC.
SELECTED OPERATIONAL RESULTS
(Unaudited)
Net Production, Realized Pricing and Operating Costs

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net Production:
Natural Gas (Bcf)	16.8	3.9	56.1	18.4

Oil and Liquids (MMBbls)	1.54	0.5	4.1	1.8

Natural Gas Equivalent (Bcfe)	26.0	6.6	80.5	29.1

Realized Prices* (net of hedging):
Gas ($/Mcf)	$7.64	7.12	$7.37	$6.66

Oil ($/Bbl)	59.91	44.50	59.70	41.23

Operating Costs per MMcfe
Lease Operating Expense	$1.11	$1.09	$1.14	$0.86

Severance and ad valorem taxes	0.13	0.39	0.11	0.17

Transportation Expense	0.04	0.10	0.06	0.08

General and Administrative Expense	0.35	1.57	0.42	1.27

Depreciation, Depletion and Amortization	3.84	2.43	3.63	2.04

Impairment of production equipment held for use	—	0.20	—	0.06

* Commencing with the fourth quarter 2006, Mariner began classifying revenue associated with liquids and plant products as oil revenue instead of natural gas revenue. This reclassification resulted in an increase of $16.1 million in oil revenue during the quarter ($10.48/Bbl), offset by a corresponding decrease in natural gas revenue ($0.95/Mcf).
Estimated Proved Reserves

	As of the Year Ended	As of the Year Ended
	December 31, 2006	December 31, 2005
Estimated proved oil and natural gas reserves:
Natural gas reserves (Bcfe)	426.7	207.7

Oil and liquids (MMbbls)	48.1	21.7

Total proved oil and natural gas reserves (Bcfe)	715.5	337.6

Total proved developed reserves (Bcfe)	408.7	167.4

COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED DECEMBER 31, 2006 AND 2005
MARINER ENERGY, INC.
STATEMENT OF OPERATIONS
(In Thousands, except earnings per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Oil Sales	$92,269	$20,252	$243,251	$73,831
Gas Sales	127,959	27,378	412,967	122,291
Other Revenues	886	835	3,287	3,588

Total Revenues	221,114	48,465	659,505	199,710
Cost and Expenses:
Lease Operating Expense	28,800	7,204	91,663	24,882
Severance and ad valorem taxes	3,288	2,508	8,998	5,000
Transportation Expense	1,046	639	5,077	2,336
General and Administrative Expense	9,085	10,327	34,135	37,053
Depreciation, Depletion and Amortization	99,940	15,969	292,162	59,426
Impairment of production equipment held for use	—	1,347	—	1,845

Total Costs and Expenses	142,159	37,994	432,035	130,542

OPERATING INCOME	78,955	10,471	227,470	69,168
Interest:
Income	499	83	985	779
Expense, net of capitalized amounts	(13,257)	(2,756)	(39,649)	(8,172)
Other expense	(878)	(193)	(1,025)	(193)

Income before taxes	66,197	7,798	188,806	61,775
Provision for income taxes	(22,959)	(2,880)	(67,344)	(21,294)

NET INCOME	$43,238	$4,918	$121,462	$40,481

Earnings per share:
Net income per share-basic	$0.51	$0.15	$1.59	$1.24
Net income per share-diluted	$0.50	$0.14	$1.58	$1.20
Weighted average shares outstanding-basic	85,499	33,348	76,353	32,668
Weighted average shares outstanding-diluted	85,750	35,189	76,810	33,767

MARINER ENERGY, INC.
BALANCE SHEET
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2006	2005
Current Assets:
Cash and Cash Equivalents	$9,579	$4,556
Receivables	149,692	84,109
Insurance Receivables	61,001	4,542
Derivative Financial Instruments	54,488	—
Prepaid Seismic	20,835	6,542
Deferred Tax Asset	—	26,017
Prepaid Expenses and Other	12,846	15,666

Total Current Assets	308,441	141,432
Property and Equipment (Net)	2,012,062	515,943
Restricted Cash	31,830	—
Goodwill	288,504	—
Derivative Financial Instruments	17,153	—
Other Assets, Net of Amortization	22,163	8,161

TOTAL ASSETS	$2,680,153	$665,536

Current Liabilities
Accounts Payable	$1,822	$37,530
Accrued Liabilities	74,880	75,324
Accrued Capital Costs	99,028	37,006
Deferred income tax	26,857	—
Abandonment liability	29,660	11,359
Accrued Interest	7,480	614
Derivative Liability	—	42,173

Total Current Liabilities	239,727	204,006
Long-Term Liabilities
Abandonment Liability	188,310	38,176
Deferred Income Tax	262,888	25,886
Derivative Liability	—	21,632
Long-Term Debt	654,000	156,000
Other Long-Term Liabilities	32,637	6,500

Total Long-Term Liabilities	1,137,835	248,194
Stockholders’ Equity
Common Stock and Additional Paid in Capital	1,043,932	160,709
Accumulated Other Comprehensive Income/(Loss)	43,097	(41,473)
Accumulated Retained Earnings	215,562	94,100

Total Stockholders’ Equity	1,302,591	213,336

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,680,153	$665,536

MARINER ENERGY, INC.
SELECTED CASH FLOW INFORMATION
(In Thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2006	2005
Cash Flows from Operations	$496,775	$149,986
Changes in Operating Assets and Liabilities	(219,742)	15,458

Net Cash Provided by Operating Activities	$277,033	$165,444

Net Cash Used in Investing Activities	$(561,390)	$(247,799)

Net Cash Provided by Financing Activities	$289,380	$84,370

Increase in Cash and Cash Equivalents	$5,023	$2,015